Letter of Intent
February 11, 2005

Between id-Confirm, Inc. and Aeros Aviation, LLC

Whereas, id-Confirm, Inc. (IDCO) of Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400 and Aeros Aviation LLC (Aeros) of P.O. Box 1574 McKinney, Texas 75070 mutually desire IDCO to acquire certain assets of Aeros Aviation LLC.

This Letter of Intent is therefore entered into this 18th day of February, 2005.

1.) IDCO is a publicly trading company with 50,200,000 shares outstanding and a closing market price of $1.67 as of the date of this Letter of Intent.

2.) Aeros is a privately-owned entity. Aeros possesses certain intellectual property and business acumen that complements IDCO. The transaction contemplated by this Letter of Intent is that Aeros will purvey, in bulk all its biometric knowledge and assets, including patents, patents pending, various sensor designs, currently marketed technologies, and know-how regarding new products. The acquisition of such intellectual property and business acumen by IDCO would strengthen IDCO's market presence and intellectual property positions.

3.) Now therefore, IDCO, subject to completion of appropriate due diligence and valuation analysis, offers to acquire Aeros in exchange for $3.0 to $5.0 million in restricted shares of IDCO based upon the closing market price cited above and discounted from that price at a discount rate of 35%. Final purchase price to be determined and based on best practices due diligence.

4.) Andrew Eros will become a Director of IDCO.

5.) Time is of the essence in this matter and both parties hereto recognize that as a factor in consummating the transaction. Therefore, both parties will expeditiously complete the requirements necessary to final closing at as early a date as reasonably possible.

6.) Each party will bear its own expenses in this matter.

7.) Matters of legal interpretation in this Letter of Intent and the final documents to consummate the transaction will be governed by Colorado law.

8.) Any disputes or legal resolutions resulting from this Letter of Intent shall be governed by the laws of the State of Colorado and be adjudicated in either the State or Federal Courts in Colorado.

9.) Both parties agree that this is a preliminary statement of intent and subject to a more formal document to be prepared in the next 10 business days.

10.) Both parties recognize the fact that IDCO is a public entity and will, of necessity to meet full disclosure provisions of various laws and agencies, have to expeditiously release an announcement of this Letter of Intent. Both parties will have editorial and approval rights of such a release, recognizing that final review by IDCO legal counsel of such release will be required.

This Letter of Intent is executed as of the first date written above.

id-Confirm, Inc.	Aeros Aviation LLC
/s/ Ronald Nelson Baird Ronald Nelson Baird President	/s/ Andrew Eros Andrew Eros Managing Member